Exhibit 99.1

Contact:	For Release:
Brad Cohen	May 17, 2011
Public Relations	1:05 p.m. PDT
Quantum Corp.
(408) 944-4044
brad.cohen@quantum.com

Christi Lee
Investor Relations
Quantum Corp.
(408) 944-4450
ir@quantum.com

QUANTUM CORPORATION DELIVERS BRANDED REVENUE GROWTH FOR FISCAL 2011 AND FOURTH QUARTER

Earnings Highlights:

  Total fiscal year revenue of $672 million and total quarterly revenue of $165 million, with branded growth of 5% and 9% over respective prior year periods
  Record fiscal year branded disk systems and software revenue of $113 million – up 38% from fiscal 2010, with 31% year-over-year growth in fourth quarter
  Fiscal year GAAP gross margin rate of 42.1% and non-GAAP gross margin rate of 44.6% – highest in 10 years
  Second consecutive year of GAAP net profit and seventh straight year of non-GAAP net profit
SAN JOSE, Calif., May 17, 2011 – Quantum Corp. (NYSE:QTM), the leading global specialist in backup, recovery and archive, today reported results for fiscal 2011 (FY11) and the fourth quarter (FQ4’11), ended March 31, 2011. Revenue for the year totaled $672 million, down about one percent from fiscal 2010 (FY10), primarily due to expected reductions in OEM revenue. For FQ4’11, Quantum reported $165 million in revenue, slightly higher than the same period last year (FQ4’10). Branded revenue, which represented 79 percent of total non-royalty revenue for the year, grew 5 percent for the year and 9 percent for FQ4’11 over the comparable FY10 periods. Branded disk systems and software sales, including related service revenue, were a key contributor to this year-over-year growth, increasing 38 percent for FY11 and 31 percent for the fourth quarter.

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For the fiscal year, Quantum’s GAAP and non-GAAP gross margin rates were 42.1 percent and 44.6 percent, respectively. These rates were the highest in 10 years, up from 41.1 percent in FY10 on a GAAP basis and from 44.5 percent on a non-GAAP basis. The company’s GAAP gross margin rate for FQ4’11 was 41.5 percent, up from 40.8 percent a year earlier, while the non-GAAP gross margin rate decreased to 43.7 percent from 44.4 percent.

GAAP net income for FY11 was $5 million, or 2 cents per basic share, compared to net income of $17 million, or 8 cents per share, in the prior year. Non-GAAP net income for the year was $49 million, or 22 cents per basic share, down from $55 million, or 26 cents per share, in FY10. For FQ4’11, Quantum reported a GAAP net loss of $2 million, or one cent per basic share, an improvement over the net loss of $4 million, or 2 cents per share, in FQ4’10. Non-GAAP net income for the quarter was $10 million, or 4 cents per basic share, compared to $7 million, or 4 cents per share, in the same quarter of FY10.

“In fiscal 2011, we delivered growth in a number of key areas,” said Jon Gacek, CEO of Quantum. “Branded sales increased 5 percent over the prior year, and we had record revenue for both branded disk systems and branded software, which were up 43 percent and 28 percent, respectively. In addition, midrange DXi® product revenue nearly tripled over the prior year. We also added approximately 550 new midrange and enterprise tape automation customers and grew our entry-level tape automation revenue 30 percent year-over-year.

“We plan to build on this momentum in fiscal 2012, with new products and enhanced features across our portfolio, as well as deeper engagement with channel partners,” Gacek added. “We have also realigned our sales resources so that we can more comprehensively meet the evolving needs of our installed customer base while growing this base through new partnerships and solutions that enable us to broaden our market reach.”

Quantum ended FQ4’11 with $78 million in total cash and cash equivalents and $239 million in total debt. For the full year, the company generated $52 million in cash from operations, reduced total debt by $91 million and refinanced its subordinated term debt with subordinated convertible debt at a significantly lower interest rate. The refinancing saved Quantum nearly $4 million in interest expense for FY11 and is expected to save approximately $10 million annually going forward. Reflecting the continued improvement in the company’s business model and balance sheet, both Moody’s Investor Service and Standard and Poor’s upgraded Quantum’s credit rating during the March quarter.

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Outlook
For the full 2012 fiscal year, Quantum expects:

  Increased revenue driven by growth in the company’s branded business, including branded disk systems and software sales.
  Improved GAAP and non-GAAP gross margin rates.
  A modest increase in GAAP and non-GAAP operating expenses driven by higher R&D investment.
  Interest expense similar to the exit rate for FQ4’11.
For the first quarter of fiscal 2012, the company expects:

  Revenue of approximately $160 million.
  GAAP gross margin rate of 41-42 percent and non-GAAP gross margin rate of 43-44 percent.
  GAAP operating expenses of $64 million to $66 million and non-GAAP operating expenses of $58 million to $60 million.
  Interest expense of $3 million and taxes of $1 million.
Business Highlights
Key business highlights for the March quarter include the following:

  Quantum announced DXi 2.0, the fourth generation software platform for its DXi-Series disk backup and deduplication solutions, and began shipping the software on its entry-level DXi4500 and midrange DXi6500 models. Offered at the same price as DXi products with previous generation software, appliances running DXi 2.0 software deliver both higher performance and better price-performance than any other products in their class, with as much as a 5X advantage over the nearest competitive offerings. As a result, DXi customers are able to protect more data on smaller systems at no additional cost. Approximately 100 customers have deployed DXi 2.0 software since it began shipping in mid-March.
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  Reflecting Quantum’s growing strength in midrange disk backup and deduplication, Storage magazine/SearchStorage.com named the DXi6500 as one of the 2010 Products of the Year in the backup hardware category.
  Quantum’s leadership in deduplication technology was reinforced by the U.S. Patent and Trademark Office confirming the validity of the company’s 5,990,810 patent (the “’810 patent”), the foundational patent in the area of variable-length deduplication.
  As the first example of an initiative to expand StorNext® partnerships and investments related to server environments that include Apple products, Quantum began selling a new local area network client for StorNext that was co-developed with Group Logic. It provides greater flexibility for Mac users to leverage StorNext’s heterogeneous file system and StorNext Storage Manager™ tiered-archiving capabilities, as well as effectively utilize Windows-based storage and print servers.
  Quantum worked with NetApp to finalize a StorNext reseller agreement announced shortly after the quarter ended. The combination of StorNext software and NetApp’s disk-based products gives customers a powerful unified storage solution for simultaneous sharing, managing, on-demand distribution and archiving of rich media files.
  Quantum announced high availability and security enhancements to its enterprise Scalar i6000 and midrange Scalar i500 tape libraries. These enhancements include the addition of dual robotics to the Scalar i6000 and key manager interoperability protocol support for encryption to both the Scalar i6000 and Scalar i500, all of which will be available in the second half of this year. Both data path failover and FIPS validation – already in the Scalar i6000 – were also incorporated into the Scalar i500, thereby expanding the enterprise-level features Quantum provides to midrange customers.
Conference Call and Audio Webcast Notification
Quantum will hold a conference call today, May 17, 2011, at 2:00 p.m. PDT, to discuss its fiscal fourth quarter and full year results. Press and industry analysts are invited to attend in listen-only mode. Dial-in number: (480) 629-9692 (U.S. & International). Quantum will provide a live audio webcast of the conference call beginning today, May 17, 2011, at 2:00 p.m. PDT. Site for the webcast and related information: http://www.quantum.com/investors.

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About Quantum
Quantum Corp. (NYSE:QTM) is the leading global specialist in backup, recovery, and archive. From small businesses to multinational enterprises, more than 50,000 customers trust Quantum to solve their data protection, retention and management challenges. Quantum’s best-of-breed, open systems solutions provide significant storage efficiencies and cost savings while minimizing risk and protecting prior investments. They include three market-leading, highly scalable platforms: DXi®-Series disk-based deduplication and replication systems for fast backup and restore, Scalar® tape automation products for disaster recovery and long-term data retention, and StorNext® data management software for high-performance file sharing and archiving. Quantum Corp., 1650 Technology Drive, Suite 800, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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Quantum, the Quantum logo, DXi, Scalar, StorNext and StorNext Storage Manager are either registered trademarks or trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, the statements “We plan to build on this momentum in fiscal 2012, with new products and enhanced features across our portfolio, as well as deeper engagement with channel partners” and that we “realigned our sales resources so that we can more comprehensively meet the evolving needs of our installed customer base while growing this base through new partnerships and solutions that enable us to broaden our market reach,” as well as all of our statements under the “Outlook” section are forward-looking statements within the meaning of the Safe Harbor. All forward-looking statements in this press release are based on information available to Quantum on the date hereof. These statements involve known and unknown risks, uncertainties and other factors that may cause Quantum’s actual results to differ materially from those implied by the forward-looking statement. More detailed information about these risk factors, and additional risk factors, are set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors,” in Quantum’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 11, 2010 and in Quantum’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 8, 2011. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

Quantum believes that the non-GAAP financial measures disclosed above provide useful and supplemental information to investors regarding its quarterly financial performance. Quantum management uses these non-GAAP financial measures internally to understand, manage, and evaluate the company’s business results and make operating decisions. For instance, Quantum management often makes decisions regarding staffing, future management priorities and how the company will direct future operating expenses on the basis of non-GAAP financial measures. In addition, compensation of our employees is based in part on the performance of our business based on non-GAAP operating income.

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The non-GAAP financial measures used in this press release exclude the impact of amortization of intangibles, share-based compensation expense, restructuring charges, senior debt amendment fees and gain (loss) on extinguishment of debt, net, for the following reasons:

Amortization of Intangible Assets
This includes acquired intangibles such as purchased technology and customer relationships in connection with prior acquisitions. These expenses are not factored into management’s evaluation of potential acquisitions or Quantum’s performance after completion of the acquisitions because they are not related to Quantum’s core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related charges from non-GAAP measures provides investors with a basis to compare Quantum against the performance of other companies without the variability caused by purchase accounting.

Share-Based Compensation Expense
Share-based compensation expense relates primarily to equity awards such as stock options and restricted stock units. Share-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Quantum’s control. As a result, management excludes this item from Quantum’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation provide investors with a basis to measure Quantum’s core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Restructuring Charges
Restructuring charges primarily relate to expenses associated with changes to Quantum’s operating structure. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities. Although Quantum has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. Management believes that it is appropriate to exclude restructuring charges from Quantum’s non-GAAP financial measures, as it enhances the ability of investors to compare Quantum’s period-over-period operating results from continuing operations.

Senior Debt Amendment Fees
The senior debt amendment fees relate to a specific amendment fee and are not part of Quantum’s future core operations.

Gain (Loss) on Extinguishment of Debt, Net
The gain (loss) on extinguishment of debt, net relates to specific debt refinancing actions and is not part of Quantum’s future core operations.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material impact on the company’s reported financial results and, therefore, should not be relied upon as the sole financial measures to evaluate the company. The non-GAAP financial measures are meant to supplement, and be viewed in conjunction with, GAAP financial measures. Investors are encouraged to review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

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QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
Revenue:
Product	$112,902	$107,970	$456,903	$456,101
Service	37,365	38,827	151,095	156,477
Royalty	14,830	17,654	64,272	68,849
Total revenue	165,097	164,451	672,270	681,427
Cost of revenue:
Product	73,217	72,896	294,375	300,568
Service	22,716	24,506	94,311	100,822
Restructuring charges related to cost of revenue	602	—	602	—
Total cost of revenue	96,535	97,402	389,288	401,390
Gross margin	68,562	67,049	282,982	280,037

Operating expenses:
Research and development	18,518	18,355	73,008	69,949
Sales and marketing	31,795	30,410	122,768	114,612
General and administrative	14,860	15,360	59,460	61,372
Restructuring charges	3,031	11	3,042	4,795
	68,204	64,136	258,278	250,728
Income from operations	358	2,913	24,704	29,309

Interest income and other, net	1,175	(540)	1,199	1,255
Interest expense	(3,286)	(6,116)	(20,163)	(25,515)
Gain (loss) on debt extinguishment, net of costs	—	—	(1,186)	12,859
Income (loss) before income taxes	(1,753)	(3,743)	4,554	17,908
Income tax provision (benefit)	(101)	622	13	1,274
Net income (loss)	$(1,652)	$(4,365)	$4,541	$16,634

Net income (loss) per share:
Basic	$(0.01)	$(0.02)	$0.02	$0.08
Diluted	(0.01)	(0.02)	0.02	0.02
Income (loss) for purposes of computing net income (loss) per share:
Basic	$(1,652)	$(4,365)	$4,541	$16,634
Diluted	(1,652)	(4,365)	4,541	5,024
Weighted average shares:
Basic	226,496	214,442	220,888	212,672
Diluted	226,496	214,442	229,738	223,761
Included in the above Statements of Operations:
Amortization of intangibles:
Cost of revenue	$2,575	$5,547	$14,662	$22,069
Research and development	—	100	200	400
Sales and marketing	3,331	3,394	13,419	13,575
General and administrative	25	25	100	100
	5,931	9,066	28,381	36,144
Share-based compensation:
Cost of revenue	405	414	1,768	1,366
Research and development	553	640	2,486	2,373
Sales and marketing	730	744	3,121	2,581
General and administrative	683	836	3,046	3,469
	2,371	2,634	10,421	9,789
Senior debt amendment fees	—	—	861	—

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QUANTUM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2011	March 31, 2010*
Assets
Current assets:
Cash and cash equivalents	$76,010	$114,947
Restricted cash	1,863	1,896
Accounts receivable, net	114,969	103,397
Manufacturing inventories, net	48,131	54,080
Service parts inventories, net	45,036	53,217
Deferred income taxes	6,271	7,907
Other current assets	11,274	14,500
Total current assets	303,554	349,944
Long-term assets:
Property and equipment, net	24,980	24,528
Intangible assets, net	44,711	73,092
Goodwill	46,770	46,770
Other long-term assets	10,950	9,809
Total long-term assets	127,411	154,199
	$430,965	$504,143
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$52,203	$56,688
Accrued warranty	7,034	5,884
Deferred revenue, current	87,488	94,921
Current portion of long-term debt	1,067	1,884
Current portion of convertible subordinated debt	—	22,099
Accrued restructuring charges	4,028	3,795
Accrued compensation	31,249	31,237
Income taxes payable	1,172	2,594
Other accrued liabilities	21,418	23,555
Total current liabilities	205,659	242,657
Long-term liabilities:
Deferred revenue, long-term	34,281	30,724
Deferred income taxes	6,820	8,676
Long-term debt	103,267	305,899
Convertible subordinated debt	135,000	—
Other long-term liabilities	7,049	7,444
Total long-term liabilities	286,417	352,743
Stockholders’ deficit	(61,111)	(91,257)
	$430,965	$504,143

*	Derived from the March 31, 2010 audited Consolidated Financial Statements.

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QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended
	March 31, 2011	March 31, 2010
Cash flows from operating activities:
Net income	$4,541	$16,634
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,657	12,098
Amortization	30,304	38,461
Service parts lower of cost or market adjustment	13,796	11,424
(Gain) loss on debt extinguishment	1,186	(15,613)
Deferred income taxes	(184)	(466)
Share-based compensation	10,421	9,789
Other non-cash writeoffs	302	—
Changes in assets and liabilities:
Accounts receivable	(14,935)	4,454
Manufacturing inventories	(1,460)	2,328
Service parts inventories	1,955	3,217
Accounts payable	(1,466)	11,495
Accrued warranty	1,150	(5,268)
Deferred revenue	(3,876)	9,484
Accrued restructuring charges	227	(917)
Accrued compensation	(302)	3,824
Income taxes payable	(1,454)	(2,239)
Other assets and liabilities	465	1,459
Net cash provided by operating activities	52,327	100,164
Cash flows from investing activities:
Purchases of property and equipment	(12,339)	(8,595)
(Increase) decrease in restricted cash	32	(112)
Return of principal from other investments	2,204	166
Net cash used in investing activities	(10,103)	(8,541)
Cash flows from financing activities:
Borrowings of long-term debt, net	—	120,042
Repayments of long-term debt	(203,449)	(61,934)
Borrowings of convertible subordinated debt, net	130,022	—
Repayments of convertible subordinated debt	(22,099)	(122,288)
Payment of taxes due upon vesting of restricted stock	(2,307)	(1,069)
Proceeds from issuance of common stock	16,547	2,851
Net cash used in financing activities	(81,286)	(62,398)
Effect of exchange rate changes on cash and cash equivalents	125	190
Net increase (decrease) in cash and cash equivalents	(38,937)	29,415
Cash and cash equivalents at beginning of period	114,947	85,532
Cash and cash equivalents at end of period	$76,010	$114,947

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QUANTUM CORPORATION
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31, 2011
	Gross Margin	Gross Margin Rate	Net Income (Loss)	Per Share Net Income (Loss), Basic	Per Share Net Income (Loss), Diluted
GAAP	$68,562	41.5%	$(1,652)	$(0.01)	$(0.01)
Non-GAAP Reconciling Items:
Amortization of Intangibles	2,575		5,931
Share-based Compensation	405		2,371
Restructuring Charges	602		3,633
Non-GAAP	$72,144	43.7%	$10,283	$0.04	$0.04

Computation of basic and diluted net income (loss) per share:				GAAP	Non-GAAP
Net income (loss)				$(1,652)	$10,283
Interest on dilutive convertible notes				—	1,166
Income (loss) for purposes of computing income (loss) per diluted share				$(1,652)	$11,449
Weighted average shares:
Basic				226,496	226,496
Dilutive shares from stock plans				—	9,469
Dilutive shares from convertible notes				—	31,158
Diluted				226,496	267,123

	Twelve Months Ended March 31, 2011
	Gross Margin	Gross Margin Rate	Net Income	Per Share Net Income, Basic	Per Share Net Income, Diluted
GAAP	$282,982	42.1%	$4,541	$0.02	$0.02
Non-GAAP Reconciling Items:
Amortization of Intangibles	14,662		28,381
Share-based Compensation	1,768		10,421
Restructuring Charges	602		3,644
Loss on Debt Extinguishment			1,186
Senior Debt Amendment Fees			861
Non-GAAP	$300,014	44.6%	$49,034	$0.22	$0.21

Computation of basic and diluted net income per share:				GAAP	Non-GAAP
Net income				$4,541	$49,034
Interest on dilutive convertible notes				—	1,761
Income for purposes of computing income per diluted share				$4,541	$50,795
Weighted average shares:
Basic				220,888	220,888
Dilutive shares from stock plans				8,850	8,850
Dilutive shares from convertible notes				—	11,610
Diluted				229,738	241,348

The non-GAAP information set forth in this table is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial information used by other companies.

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QUANTUM CORPORATION
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31, 2010
	Gross Margin	Gross Margin Rate	Net Income (Loss)	Per Share Net Income (Loss), Basic	Per Share Net Income (Loss), Diluted
GAAP	$67,049	40.8%	$(4,365)	$(0.02)	$(0.02)
Non-GAAP Reconciling Items:
Amortization of Intangibles	5,547		9,066
Share-based Compensation	414		2,634
Restructuring Charges			11
Non-GAAP	$73,010	44.4%	$7,346	$0.04	$0.03

Computation of basic and diluted net income (loss) per share:				GAAP	Non-GAAP
Net income (loss)				$(4,365)	$7,346
Interest on dilutive convertible notes				—	—
Income (loss) for purposes of computing income (loss) per diluted share				$(4,365)	$7,346
Weighted average shares:
Basic				214,442	214,442
Dilutive shares from stock plans				—	10,956
Dilutive shares from convertible notes				—	—
Diluted				214,442	225,398

	Twelve Months Ended March 31, 2010
	Gross Margin	Gross Margin Rate	Net Income	Per Share Net Income, Basic	Per Share Net Income, Diluted
GAAP	$280,037	41.1%	$16,634	$0.08	$0.02
Non-GAAP Reconciling Items:
Amortization of Intangibles	22,069		36,144
Share-based Compensation	1,366		9,789
Restructuring Charges			4,795
Gain on Debt Extinguishment, Net of Costs			(12,859)
Non-GAAP	$303,472	44.5%	$54,503	$0.26	$0.25

Computation of basic and diluted net income per share:				GAAP	Non-GAAP
Net income				$16,634	$54,503
Interest on dilutive convertible notes				1,249	—
Gain on debt extinguishment, net of costs				(12,859)	—
Income for purposes of computing income per diluted share				$5,024	$54,503
Weighted average shares:
Basic				212,672	212,672
Dilutive shares from stock plans				4,527	4,527
Dilutive shares from convertible notes				6,562	—
Diluted				223,761	217,199

The non-GAAP information set forth in this table is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial information used by other companies.

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QUANTUM CORPORATION
FORECAST FIRST QUARTER FISCAL 2012 FORECAST
GAAP TO NON-GAAP RECONCILIATION
(In millions)

	Percentage range
Forecast gross margin rates on a GAAP basis	41.1%	-	42.1%
Forecast amortization of intangibles		1.6%
Forecast share-based compensation		0.3%
Forecast gross margin rates on a non-GAAP basis	43.0%	-	44.0%

	Dollar range
Forecast operating expense on a GAAP basis	$63.7	-	$65.7
Forecast amortization of intangibles		3.3
Forecast share-based compensation		2.4
Forecast operating expense on a non-GAAP basis	$58.0	-	$60.0

Estimates based on current (May 17, 2011) projections.

The projected GAAP and non-GAAP financial information set forth in this table represent forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For risk factors that could impact these projections, see our Annual Report on Form 10-K as filed with the SEC on June 11, 2010. We disclaim any obligation to update information in any forward-looking statement.

The non-GAAP financial information set forth in this table is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial information used by other companies.

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